Exhibit 99.1

Northwest Pipe Company Announces Third Quarter 2022 Financial Results

•	Net sales of $123.0 million increased 45.3% year-over-year
•	Gross profit of $25.1 million increased 103.2% year-over-year
•	Net income of $0.99 per diluted share; adjusted net income of $1.05 per diluted share
•	Backlog[1] of $295 million; backlog including confirmed orders[2] of $347 million for the Engineered Steel Pressure Pipe segment (“SPP”), a new quarterly record
•	Order book[3] of $74 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)

VANCOUVER, Washington—November 8, 2022—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure including engineered pipeline systems and precast products, today announced its financial results for the third quarter ended September 30, 2022. The Company will broadcast its third quarter 2022 earnings conference call on Wednesday, November 9, 2022 at 7:00 a.m. PT.

Management Commentary

“Our third quarter Precast Infrastructure and Engineered Systems business remained strong, producing $39.3 million in revenue and a 28% gross margin despite both revenue and gross margins being a little subdued by increased downtime associated with the planned system integration at our ParkUSA facilities. The order book of $74 million, while slightly off the record level from the second quarter, is very high by historical standards as we enter the seasonally slow time of the year. Regardless of some of the current economic headwinds, we expect the Precast business to remain fairly strong for the near term,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company.

Mr. Montross continued, “In the third quarter our Engineered Steel Pressure Pipe business generated $83.7 million in revenue and gross margin of 17%. We have continued to experience strong bidding levels and ended the third quarter with a record backlog including confirmed orders of $347 million. Due to the two major holidays and potential seasonal weather risks, we expect our fourth quarter SPP revenue to be modestly lower and gross margins that are in-line with the third quarter of 2022.”

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Third Quarter 2022 Financial Results

Consolidated

●	Net sales increased 45.3% to $123.0 million from $84.6 million in the third quarter of 2021.
●	Gross profit increased 103.2% to $25.1 million, or 20.4% of net sales, from $12.4 million, or 14.6% of net sales, in the third quarter of 2021.
●	Net income was $10.0 million, or $0.99 per diluted share, compared to $4.9 million, or $0.50 per diluted share, in the third quarter of 2021.
●

Adjusted net income was $10.5 million, or $1.05 per diluted share, compared to $5.4 million, or $0.54 per diluted share, in the third quarter of 2021. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Engineered Steel Pressure Pipe Segment (SPP)

●

SPP net sales increased 20.5% to $83.7 million from $69.4 million in the third quarter of 2021 driven by a 17% increase in tons produced resulting from changes in project timing and a 3% increase in selling price per ton due to changes in product mix.

●

SPP gross profit increased 60.5% to $14.2 million, or 17.0% of SPP net sales, compared to $8.8 million, or 12.7% of SPP net sales, in the third quarter of 2021 primarily due to increased production volume and product pricing.

●

SPP backlog was $295 million as of September 30, 2022 compared to $303 million as of June 30, 2022 and $191 million as of September 30, 2021. Backlog including confirmed orders was $347 million as of September 30, 2022 compared to $338 million as of June 30, 2022 and $273 million as of September 30, 2021.

Precast Infrastructure and Engineered Systems Segment (Precast)

●

Precast net sales increased 158.6% to $39.3 million from $15.2 million in the third quarter of 2021 primarily due to the Park Environmental Equipment, LLC (“ParkUSA”) operations acquired in October 2021, which contributed $20.5 million in net sales. In addition, net sales at the Company’s pre-existing precast operations increased 24% resulting from a 49% increase in selling prices due to high demand for the Company’s concrete products coupled with increased material costs, partially offset by a 17% decrease in volume shipped due to changes in product mix.

●

Precast gross profit increased 210.4% to $10.9 million, or 27.8% of Precast net sales, from $3.5 million, or 23.1% of Precast net sales, in the third quarter of 2021 due to contributions from the ParkUSA operations, as well as improved pricing at the pre-existing precast operations.

●

Precast order book was $74 million as of September 30, 2022 compared to $75 million as of June 30, 2022 and $24 million as of September 30, 2021. The quarter ended December 31, 2021 was the first period that included the order book for ParkUSA.

Liquidity Details

As of September 30, 2022, the Company had $71.8 million of outstanding revolving loan borrowings and additional borrowing capacity of $52 million. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2022 financial results will be held on Wednesday, November 9, 2022 at 7:00 a.m. PT. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Wednesday, November 23, 2022 by dialing 1‑844-512-2921 in the U.S. or 1‑412-317-6671 internationally and entering the replay access code: 13733442.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures high-quality precast and reinforced concrete products; water, wastewater, and stormwater equipment; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, and Permalok® lines. The Company's diverse team is committed to quality and innovation while demonstrating the Company's core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2021 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales:
Engineered Steel Pressure Pipe	$83,663	$69,439	$235,446	$188,244
Precast Infrastructure and Engineered Systems	39,321	15,204	115,391	42,522
Total net sales	122,984	84,643	350,837	230,766

Cost of sales:
Engineered Steel Pressure Pipe	69,467	60,595	202,956	165,631
Precast Infrastructure and Engineered Systems	28,399	11,685	83,897	34,459
Total cost of sales	97,866	72,280	286,853	200,090

Gross profit:
Engineered Steel Pressure Pipe	14,196	8,844	32,490	22,613
Precast Infrastructure and Engineered Systems	10,922	3,519	31,494	8,063
Total gross profit	25,118	12,363	63,984	30,676

Selling, general, and administrative expense	10,654	5,562	30,149	17,729
Operating income	14,464	6,801	33,835	12,947
Other income	11	171	56	260
Interest expense	(964)	(112)	(2,393)	(687)
Income before income taxes	13,511	6,860	31,498	12,520
Income tax expense	3,555	1,914	8,310	3,268
Net income	$9,956	$4,946	$23,188	$9,252

Net income per share:
Basic	$1.00	$0.50	$2.34	$0.94
Diluted	$0.99	$0.50	$2.32	$0.93

Shares used in per share calculations:
Basic	9,927	9,871	9,909	9,849
Diluted	10,010	9,921	9,988	9,918

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$3,706	$2,997
Trade and other receivables, net	73,975	52,664
Contract assets	117,260	107,170
Inventories	71,578	59,651
Prepaid expenses and other	4,326	5,744
Total current assets	270,845	228,226
Property and equipment, net	124,228	121,266
Operating lease right-of-use assets	94,166	98,507
Goodwill	55,504	53,684
Intangible assets, net	36,334	39,376
Other assets	5,400	6,620
Total assets	$586,477	$547,679

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$3,525	$-
Accounts payable	40,444	32,267
Accrued liabilities	32,561	24,498
Contract liabilities	16,243	2,623
Current portion of operating lease liabilities	4,725	4,704
Total current liabilities	97,498	64,092
Borrowings on line of credit	71,817	86,761
Operating lease liabilities	90,231	93,725
Deferred income taxes	10,982	10,984
Other long-term liabilities	7,272	8,734
Total liabilities	277,800	264,296

Stockholders’ equity	308,677	283,383
Total liabilities and stockholders’ equity	$586,477	$547,679

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income, as reported	$9,956	$4,946	$23,188	$9,252
Adjustments for non-recurring items:
Acquisition-related transaction costs	-	565	59	801
Amortization of acquired intangibles (1)	751	-	2,423	-
Estimated tax impact of non-recurring items	(186)	(140)	(614)	(198)
Adjusted net income	$10,521	$5,371	$25,056	$9,855

Diluted net income per share, as reported	$0.99	$0.50	$2.32	$0.93

Adjusted diluted net income per share	$1.05	$0.54	$2.51	$0.99

(1)	Amortization of acquired intangibles represents amortization of ParkUSA intangible assets only and is included for comparability purposes between 2022 and 2021.